Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

     MIAMI, FL, August 10, 2009 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2009.
     Second quarter 2009 revenues were $206.8 million, compared to revenues of $143.0 million in the second quarter of 2008. The Company recorded operating income of $38.8 million in the 2009 second quarter, compared to operating income of $34.3 million in the second quarter of 2008. Net loss for the 2009 second quarter was $7.9 million, or $0.12 per diluted common share, compared to net income of $19.1 million, or $0.24 per diluted common share, in the 2008 second quarter. The results for the three months ended June 30, 2009 included a pre-tax charge of $18.4 million on extinguishment of debt and $19.5 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt. The results for the three months ended June 30, 2008 included a $9.8 million pre-tax gain from changes in fair value of derivatives embedded within convertible debt. Adjusting for the non-cash charges to the Company’s convertible debt previously discussed, second quarter 2009 net income was $14.7 million or $0.21 per diluted share. Adjusting for the non-cash gain to the Company’s convertible debt previously discussed, second quarter 2008 net income was $13.4 million or $0.20 per diluted share.
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     For the six months ended June 30, 2009, revenues were $328.0 million, compared to $275.2 million for the first six months of 2008. The Company recorded operating income of $70.0 million for the 2009 six-month period, compared to operating income of $62.4 million for the 2008 period. Net loss for the 2009 six-month period was $4.8 million, or $0.07 per diluted common share, compared to net income of $33.4 million, or $0.49 per diluted common share, for the 2008 period. The results for 2009 six-month period included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, a pre-tax charge of $18.4 million on extinguishment of debt and $19.8 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, the Company’s net income for the first six months of 2009 would have been $20.7 million, or $0.30 per diluted common share. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008, and $7.3 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, the Company’s net income for the first six months of 2008 would have been $22.0 million, or $0.32 per diluted common share.
     For the three and six months ended June 30, 2009, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $206.1 million and $327.0 million, respectively, compared to $142.3 million and $274.0 million for the three and six months ended June 30, 2008, respectively. Operating income was $43.3 million for the second quarter of 2009 and $81.7 million for the first six months of 2009, compared to $43.7 million and $81.0 million for the three and six months ended June 30, 2008, respectively. Adjusting for the one-time gain on the brand transaction, operating income for the six months ended June 30, 2009 would have been $76.7 million.
Conference Call To Discuss Second Quarter 2008 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, August 11, 2009 at 11:00 A.M. (ET) to discuss second quarter 2009 results. Investors can access the call by dialing 800-859-8150 and entering 49767129 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on August 11, 2009 through August 25, 2009. To access the replay, dial 877-656-8905 and enter 49767129 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues*	$206,794	$142,960	$328,010	$275,165

Expenses:
Cost of goods sold*	147,764	86,030	220,290	166,037
Operating, selling, administrative and general expenses	20,183	22,585	41,713	46,742
Gain on brand transaction	—	—	(5,000)	—
Restructuring charges	—	—	1,000	—

Operating income	38,847	34,345	70,007	62,386

Other income (expenses):
Interest and dividend income	76	1,375	226	3,346
Interest expense	(17,086)	(15,257)	(33,160)	(30,510)
Loss on extinguishment of debt	(18,444)	—	(18,444)	—
Change in fair value of derivatives embedded within convertible debt	(19,488)	9,759	(19,791)	7,315
Impairment charges on investments	—	—	(8,500)	—
Equity income from non-consolidated real estate businesses	1,811	4,184	816	17,504
Other, net	—	(4)	—	(577)

(Loss) income before provision for income taxes	(14,284)	34,402	(8,846)	59,464
Income tax (benefit) expense	(6,338)	15,277	(4,000)	26,032

Net (loss) income	$(7,946)	$19,125	$(4,846)	$33,432

Per basic common share:

Net (loss) income applicable to common shares	$(0.12)	$0.29	$(0.07)	$0.50

Per diluted common share:

Net (loss) income applicable to common shares	$(0.12)	$0.24	$(0.07)	$0.49

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

*	Revenues and Cost of goods sold include excise taxes of $103,458, $43,201, $137,170 and $83,723, respectively.